DATED ____________ 2006

BAF PRINTERS LIMITED (1)

— and —

DAVID WOODS (2)

SERVICE AGREEMENT

Brabners Chaffe Street LLP
Solicitors
1 Dale Street
Liverpool L2 2ET

INDEX

CLAUSES		PAGE

1	Definitions and Interpretation	3
2	Appointment	5
3	Duration	5
4	Duties	5
5	Remuneration	7
6	Expenses	7
7	Mobile Phone	7
8	Driving Licence and Mileage	8
9	Pension	8
10	Holidays	8
11	Illness	9
12	Medical Examination	9
13	Place of Work	10
14	Grievance and Disciplinary Matters	10
15	Suspension	11
16	Restrictions during Employment	11
17	Confidential Information	12
18	Restrictions	12
19	Termination	14
20	Effect of Termination	15
21	Amalgamation, Reconstruction, Transfer and Change of Director	16
22	Intellectual Property	16
23	Notices	16
24	Data Protection	17
25	General	18
SCHEDULE
Intellectual Property		19

THIS     AGREEMENT is made on _____________, 2006

BETWEEN:-

(1)	BAF PRINTERS LIMITED (registered in England and Wales under number 887241) whose registered office is Portland House, Cross Chancellor Street, Leeds LS6 2TG (the “Company”) and

(2)	DAVID WOODS of 22 Carr Hill Avenue, Calverley, Pudsey, Leeds, LS28 5QG (the “Director”)

IT IS AGREED as follows:-

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following definitions apply:-

“ Board”means the board of directors of the Company, any duly authorised director or any committee of directors for the time being

“ Business”means any business carried on by the Company or any Group Company at the Cessation Date in which the Director shall have been involved to any extent (other than de minimis) at any time during the 12 months up to and including the Cessation Date

“Business day” means a day (apart from a Saturday) on which clearing banks are open for business in the City of London

“Cessation Date” means the date the Director ceases to be a director or an employee of the Company

“Commencement Date” means the date of this Agreement

“Confidential Information” means information (whether or not in documentary form or recorded on computer disk or tape or stored on any magnetic or optical disk or memory) relating to:-

(i)	the business, business methods, products, affairs, management systems, research and development projects, marketing and sales data (including past present and future sales targets, market share statistics, pricing statistics and lists and discount structures) advertising and promotional material, customer, client or supplier details and finances of the Company or of any other Group Company (for the time being confidential to it or to them or treated by it or by them as such); and

(ii)	the trade secrets (including without limitation technical data, secret formulae, processes, inventions, designs, discoveries, technical specifications, recipes and know-how) relating to the business of the Company or of any other Group Company or of any of its or their suppliers, clients or customers whether or not in the case of documents or other written materials they are or were marked as confidential and whether or not in the case of other information, such information is identified or treated by the Company or any Group Company as being confidential

“Employment”means the Director’s employment under this Agreement

“ERA”means the Employment Rights Act 1996

“Group” means the Company and any other Group Companies

“Group Company” means any company which is for the time being a subsidiary or holding company of the Company or a subsidiary of any such holding company

“subsidiary company” shall have the meanings ascribed to it by sections 736 and 736A Companies Act 1985

“holding company” shall have the meanings ascribed to it by sections 736 and 736A Companies Act 1985

“Regulations”means the Working Time Regulations 1998

“Restricted Area” means the United Kingdom and/or the Republic of Ireland together with any other country in which the Company or any other Group Company:

(i)	carried on any Business or provided any goods or services in connection with any Business at the Cessation Date; or

(ii)	carried on any Business or provided any goods or services in connection with any Business at any time during the period of six months immediately prior to the Cessation Date; or

(iii)	is to the knowledge of the Director to carry out any Business at any time during the six months immediately following the Cessation Date;

and regarding which country the Director;

(a)	was materially concerned or worked in;

(b)	had management responsibility for; and/or

(c)	obtained Confidential Information

during the course of the Employment at any time during the period of 12 months immediately prior to the Cessation Date

1.2	References to a clause or schedule are to a clause of or a schedule to this Agreement respectively

1.3	The headings in this Agreement are for convenience only and shall not affect its construction or interpretation

1.4	References to any statute or statutory provision shall include any subordinate legislation made under it, any provision which it has superseded or re-enacted (whether with or without modification) and any provision superseding it or re-enacting it (whether with or without modification)

1.5	A reference to one gender includes a reference to the other gender

2.	APPOINTMENT

2.1	The Company appoints the Director and the Director agrees to act as Production Manager or in such other capacity as the Company may from time to time reasonably direct on the terms of this Agreement

3.	DURATION

3.1	The Employment shall commence on the Commencement Date and shall subject to the other provisions of this Agreement continue for a fixed period of 5 years unless terminated earlier by either party giving to the other at least 6 months’ notice

3.2	The Director's period of continuous employment for statutory purposes began in 1965.

3.3	If not previously terminated the Employment shall terminate automatically upon the Director reaching his 65th birthday

3.4	The Director warrants that he is entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if he ceases to be so entitled during the Employment

4.	DUTIES

4.1	During the Employment the Director shall:-

4.1.1	unless prevented by ill health, devote the whole of his time, attention and skill to the business and affairs of the Company both during normal business hours and during such additional hours as are necessary for the proper performance of his duties or as the Board may reasonably require from time to time;

4.1.2	faithfully and diligently perform such duties and exercise such powers as may from time to time be lawfully assigned to him by the Board whether relating to the Company or any Group Company;

4.1.3	use his best endeavours to promote the interests of the Company and any other Group Company for which he works pursuant to clause 4.2;

4.1.4	observe and comply with all lawful and reasonable requests, instructions, resolutions and regulations of the Board and keep the Board promptly and fully informed of his conduct of the business and affairs of the Company and provide such explanations as the Board may require;

4.1.5	not engage in any activity which may be or may become harmful to or contrary to the interests of the Company;

4.1.6	report to the Board in writing any matter relating to the Company or any Group company or any of its or their offices or employees which he becomes aware of and which could be the subject of a qualifying disclosure as defined by section 43B of the ERA; and

4.1.7	accept (if offered) appointment as a director of the Company or any Group company and resign any such appointment if requested by the Board without any claim for damages or compensation

4.2	The Director may be required to perform services not only for the Company but also for any other Group Company and to accept such offices in any such Company as the Board may from time to time reasonably require without further remuneration

4.3	The Company shall be entitled at any time to appoint another person to act jointly with the Director in any capacity in which the Director may be employed

4.4	The Director’s normal hours of work are 37.5 hours, between Monday to Friday inclusive each week together with such additional hours as may be required for the proper performance of his duties. The Director acknowledges that he shall not receive further remuneration in respect of such additional hours

4.5	4.5.1	The Company may in its absolute discretion at any time after notice of termination shall have been given by either party lawfully terminate this Agreement with immediate effect by paying to the Director an amount equal to his basic salary entitlement for the then unexpired period of notice [together with such further amount as is equal to the fair value of any other benefits to which the Director is contractually entitled under the terms of this Agreement during such unexpired period of notice] (subject [in either case] to deduction at source of Income Tax and National Insurance contributions)

4.5.2	The sum referred to in clause 4.5.1 above may be paid in installments on the last working day of each month following termination of the employment for such portion of the notice period stipulated in clause 3.1 as the Director does not perform work for services on his own account or for any other party of a recognisable remunerative nature

4.5.3	For the avoidance of doubt the right of the Company to make a payment in lieu of notice does not give rise to the right of the Director to receive such a payment

4.6	During any period of notice to terminate this Agreement, given either by the Company or by the Director, the Company shall be under no obligation to provide the Director with any work and may at any time during such period suspend the Director on full pay and benefits from his employment or exclude him from the premises of the Company and other Group Companies

4.7	Where the Company requires the Director to remain away from work pursuant to clause 4.6 above during any period of notice to terminate this Agreement, the Director shall comply with any conditions laid down by the Company and whilst on full pay and benefits the Director shall not be entitled to work for any other person, firm, client, company, organisation or on the Director’s own behalf without the Company’s prior written permission and the Company may require the Director not to contact customers or employees of the Company or any Group Company

4.8	The Director acknowledges that for the purposes of the Regulations, his working time is unmeasured and that he falls within regulation 20 of the Regulations and that therefore the provisions in the Regulations regarding maximum hours of working time, daily rest, weekly rest or rest breaks do not apply to the Director

5.	REMUNERATION

5.1	The Company shall pay to the Director during the Employment a salary at an annual rate of £47,000 gross (or such other sum as may from time to time be agreed)

5.2	The rate of salary shall be reviewed once in each year, usually in or around 1 April by the [Company’s remuneration committee] (starting in April 2007). The review does not imply an increase. There will be no review of salary after notice has been given by either party to terminate the Employment

5.3	The salary of the Director shall accrue evenly on a day to day basis and shall be paid by 12 equal calendar monthly instalments in arrears on or around the [last Thursday] of each calendar month by credit transfer to his bank account

5.4	The remuneration payable to the Director under this Agreement shall be inclusive of any sums received or receivable as remuneration or director’s fees from any Group Company and accordingly the Director will account to the Company for any such remuneration, fees or interest

5.5	The Director shall be entitled to participate in the Company’s discretionary bonus scheme applicable from time to time (the “Bonus Scheme”). Subject to a maximum of 30% of the Director’s basic salary, the Company will determine the size and date of any bonus payment as it sees fit at the discretion of the Board and with particular reference to the overall level of profitability of the Company. The Company reserves the right in its absolute discretion to vary the terms and/or the amount of bonus payable under the Bonus Scheme. The Director will not be eligible for any payment under the Bonus Scheme if he is no longer employed by the Company or if he is working out a period of notice (whether given by the Director or the Company) on the date that any payment under the Bonus Scheme is made

5.6	The Director expressly agrees that the Company may make such deductions from salary or other payments due on the termination of or during the Employment as may be necessary to reimburse the Company against any liability of or incurred by the Director to the Company including but not limited to loans, advances, relocation expenses and excess holiday payments

6.	EXPENSES

6.1	The Company shall refund to the Director all reasonable and authorised travelling, hotel, entertaining, telephone bills and other expenses properly incurred by him in the performance of his duties upon the production of proper invoices or other evidence of expenditure (if required). Any credit or charge card supplied to the Director by the Company shall be used solely for expenses incurred in the course of the Director’s duties and must be returned to the Company if the Director’s employment is terminated for whatever reason

7.	MOBILE PHONE

7.1	The Company shall provide the Director with a mobile phone as a tool for performing his duties and shall reimburse the Director for business calls made. On termination of the Employment the Director shall promptly return or account for the mobile phone to the Company in satisfactory condition together with any chargers or documents relating to it. Failure to do so shall entitle the Company to withhold any outstanding monies due from the Company to the Director up to the value of the mobile phone

8.	DRIVING LICENCE AND MILEAGE

8.1	It is an express condition of the Employment that the Director holds and continues to hold a valid driving licence at al times if driving forms part of his duties. If the Director loses his licence for any reason, he must notify the Company Secretary immediately. If the Director loses his licence his continued employment may be at risk if he is unable to make alternative arrangements to perform his duties which are entirely satisfactory to the Company

8.2	The Company shall reimburse the Director for business miles at a rate of 40p for the first 10,000 business miles and 25p per mile thereafter

9.	PENSION

9.1	The Company operates a contributory Pension Scheme in which the Director is eligible to participate subject to the rules of the scheme from time to time in force. The Company will contribute an amount equivalent to 6.4% of the Director’s basic salary provided that the Director contributes an amount equivalent to 8.2% of his basic salary. The Company reserves the right to vary the scheme or to change pension provider

9.2	A contracting out certificate is not in force in respect of the Employment

10.	HOLIDAYS

10.1	In addition to the 8 statutory bank holidays the Director shall be entitled to 25 business days paid holiday in each 12 month period running [1st January to 31st December] in each year (“a holiday year”), to be taken at times approved by the Board. The Director shall not be entitled to carry any unutilised holiday entitlement forward from one holiday year to another without the consent of the Board, or to receive any monetary compensation for any unutilised holiday entitlement. If the Employment commences part way through the holiday year, the Director’s holiday entitlement during the first year of the Employment shall be calculated on a pro-rata basis, rounded up to the nearest whole day

10.2	Upon the termination of this Agreement for whatever reason the Director shall as appropriate either be entitled to pay in lieu of unutilised holiday entitlement or shall be required to repay to the Company any salary received for holiday taken in excess of his actual entitlement and any sums repayable by the Director may be deducted from any outstanding salary or other payments due to the Director. Where such termination is pursuant to clause 19.1 (or grounds for such dismissal exist at the time of termination) or where the termination follows the Director’s resignation in breach of clause 3.1, such accrued but untaken holiday shall be based on the Director’s minimum holiday entitlement under the Regulations only and not on his entitlement under clause 10.1. For these purposes any paid holiday that has been taken by the Employee (including any paid holiday on public holidays) shall be deemed first to be statutory paid holiday. The Director’s entitlement to holiday shall be deemed to accrue pro rata per completed month throughout each holiday year of the Employment

10.3	If either party has served notice to terminate the Employment the Company may require the Director to take any accrued but unused holiday entitlement during the notice period

11.	ILLNESS

11.1	If the Director shall at any time be incapacitated by illness or accident from performing his duties then he shall as soon as possible on the first day of absence inform [a member of the Board] of such illness or accident and of the expected date of his return to work

11.2	In the case of absence not expected to exceed 7 days a self-certification form must be completed and sent to [the Company Secretary] without delay. For periods of absence exceeding 7 days a medical certificate must be forwarded to [the Company Secretary] as soon as possible following the seventh day of absence and on each occasion thereafter to cover the entire period of absence

11.3	Subject to compliance with the provisions of clauses 11.1 and 11.2, and subject to the Company’s right to terminate the Employment for any reason including, without limitation, incapacity, if the Director is at any time prevented by illness, accident or other incapacity from properly carrying his duties under this agreement he shall be paid:

11.3.1	his salary for up to 3 months' absence in aggregate in any period of 12 months; and

11.3.2	thereafter such remuneration (if any) as the Board shall in its absolute discretion allow

Once sick pay under this clause 11.3 has expired the Director shall have no further entitlement to sick pay until he has returned to work for a consecutive period of [eight] weeks. The Company shall be entitled to deduct from the Director’s salary or such remuneration any Statutory Sick Pay to which the Director may be entitled under the provisions of the Social Security Contributions and Benefits Act 1992 and/or any other sickness or injury benefits otherwise recoverable by or payable to the Director

11.4	For the purposes of calculation of Statutory Sick Pay the days on which the Director could qualify for payments are Monday, Tuesday, Wednesday, Thursday and Friday

11.5	If the Director is prevented by incapacity from properly performing his duties under this agreement for a consecutive period of 5 working days the Company may (without prejudice to the provisions of clause 4.3) appoint another person or persons to perform those duties until such time as the Director is able to resume fully the performance of his duties

11.6	If any sickness absence appears to be occasioned by action, negligence or omission for which a third party may be liable, the Director shall notify the Board immediately, providing such particulars as the board may reasonably require. If required by the Board he shall refund to the Company any amounts received by him from any such third party provided that such refund shall not exceed the amount of damages or settlement monies if any recovered by the Director from that third party in respect of loss of remuneration less the costs he reasonably incurred in recovering such sums

12.	MEDICAL EXAMINATION

12.1	The Director may be required at any time to attend a doctor or clinic nominated by the Company to be medically examined whether or not he is suffering or has suffered any period of sickness or incapacity. The Director shall ensure the prompt delivery of the medical report to the Company. The Company will comply with the provisions of the Access to Medical Reports Act 1988 in making any such request. Notwithstanding the provisions of the Act, the Director will allow the Company access to any medical report or any medical records relating to his physical or mental health by a medical practitioner and shall authorise such medical practitioner to disclose to and discuss with the [Company Secretary] the results of any such medical examination

13.	PLACE OF WORK

13.1.	The Director’s place of work will be at the Company’s offices at Portland House, Cross Chancellor Street, Leeds, but he shall, if so requested by the Company:-

13.1.1	travel to and work at such places (whether within or outside the United Kingdom) in such manner, on such occasions and for such periods as the Company may from time to time reasonably require but not outside the United Kingdom for periods exceeding [1] month in any 1 year, and

13.1.2	on reasonable notice from the Company move house within the United Kingdom for the better performance of his duties and the Company shall give to the Director such financial assistance as the Company shall in its absolute discretion deem fair and reasonable in the circumstances

14.	GRIEVANCE AND DISCIPLINARY MATTERS

14.1	If the Director has any grievance he may apply in writing to any director of the Company for his grievance to be considered by the Board and a member of the Board shall meet with the Director to consider the matter usually within 2 weeks of that application and respond to the Director usually within 7 days of that meeting

14.2	There are no special disciplinary rules which apply to the Director and any disciplinary matters affecting him shall be dealt with by the Board

14.3	If the Director is dissatisfied with any decision of the Board regarding any grievance or disciplinary matter he may apply in writing to the chairman of the Board or any non-Executive director of the Company for his case to be re-considered who shall meet with the Director to consider the matter usually within 2 weeks of that application and respond to the Director usually within 7 days of that meeting

14.4	The Company is aware of its obligations under the Statutory Dismissal and Disciplinary Procedures and Statutory Grievance Procedures. Although the Company does not have a separate dismissal procedure applicable to the Director, before any decision is taken to dismiss the Director in any situation which is covered by the Statutory Disciplinary and Dismissal Procedures, as a minimum, the Director will be:

14.4.1	told in writing the reason why his employment is at risk;

14.4.2	invited to a meeting at a reasonable time and place (at which he may be accompanied) to discuss the matter and to which the Director must take all reasonable steps to attend;

14.4.3	informed of the Company's decision in writing; and

14.4.4	told of his right of appeal if the decision taken is to dismiss.

However, the Director has no contractual entitlement under this clause, under the statutory procedures or otherwise

15.	SUSPENSION

15.1	The Company shall not be under any obligation to vest in or assign to the Director any powers or duties or to provide any work for the Director and the Company may at any time or from time to time suspend the Director from the performance of his duties and exclude him from any premises of the Company (whether or not the Company or the Director has served notice to terminate this Agreement). During any such period of suspension the Company shall continue to pay the Director his basic salary

16.	RESTRICTIONS DURING EMPLOYMENT

16.1	During the Employment the Director shall not:-

16.1.1	be directly or indirectly interested, engaged or concerned in the conduct of any other business, or

16.1.2	engage in any activity which the Board reasonably considers may be, or become, harmful to the interests of the Company or of any other Group Company or which might reasonably be considered to interfere with the performance of the Director’s duties under this Agreement; or

16.1.3	pledge the credit of the Company or any Group Company other than in the day to day running of the business or enter into any contracts or obligations involving the Company or any Group Company in major or substantial commitments; or

16.1.4	become engaged in public office; or

16.1.5	make any public statement (whether written or oral) to the media or otherwise relating to the affairs of the Company or any Group Company without the prior consent of the Board

16.2	Clause 16.1 shall not apply:-

16.2.1	to any act undertaken by the Director as a representative of the Company or any other Group Company or with the prior written consent of the Board, or

16.2.2	to any interest in investments which are for the time being dealt in on any recognised investment exchange as defined in section 207 Financial Services Act 1986 where the Director (together with his spouse, children, parents and parents’ other issue) neither holds nor is beneficially interested in more than a total of 3 per cent of those investments in issue

17.	CONFIDENTIAL INFORMATION

17.1	At all times the Director shall keep confidential any Confidential Information

17.2	The Director shall not use or disclose to any person any Confidential Information and shall during the Employment use his best endeavours to prevent or avoid its use or disclosure

17.3	The obligations in this clause shall continue to apply after the expiry of the Employment for whatever reason and whether or not in breach of contract without any time limit

17.4	This clause shall apply, modified as appropriate, in relation to each of the Group Companies and the Director shall, upon the request of any Group Company, enter into a separate agreement or undertaking with it to that effect

17.5	The Director shall not be restrained from disclosing any Confidential Information which:

17.5.1	he is authorised in writing to disclose by the Board;

17.5.2	had entered the public domain unless it enters the public domain as a result of an unauthorised disclosure by the Director or an authorised disclosure for an unauthorised purpose by the Director or anyone else employed or engaged by the Company or any Group Company;

17.5.3	he is required to disclose by law; or

17.5.4	he is entitled to disclose under the Public Interest Disclosure Act 1998 provided that the disclosure is made in an appropriate way to an appropriate person having regard to the provisions of that Act and clause 4.1.6

18.	RESTRICTIONS

18.1	The Director hereby agrees and confirms that during the course of the Employment he will obtain knowledge of trade secrets and other confidential information concerning the business, dealings and financial affairs of the Company and other Group Companies with which the Director may be associated or involved and their customers and suppliers details of which are not in the public domain. The Director hereby acknowledges and agrees with the Company’s right to protect it’s legitimate business interests and those of other Group Companies, and that the covenants set out below are reasonably necessary for the protection of the Company’s legitimate business interests

18.2	The Director agrees and confirms that during the course of his employment he will have dealings with fellow employees (including directors) of the Company and may have dealings with employees (including directors) of other Group Companies and the Director recognises the Company’s and other Group Companies’ legitimate business interests in developing and maintaining a stable and trained workforce. The Director acknowledges and recognises that the Company’s right to protect it’s workforce is a legitimate business interest

18.3	The Director covenants with the Company that, except with the prior written consent of the Company, he will not whether as principal or agent, and whether alone or jointly with, or as director, manager, partner, shareholder, employee or consultant of, any other person, directly or indirectly:-

18.3.1	for so long as he is a director or employee of the Company or any other Group Company and for a period of 24 months from the Cessation Date establish, carry on, or be engaged, concerned or interested in any business within the Restricted Area which competes with the Business

18.3.2	for so long as he is a director or employee of the Company or any other Group Company and for a period of 24 months from the Cessation Date, in connection with any business of the Company/Group as carried on at the Cessation Date employ or solicit or contact with a view to employment or engagement by any person, any person who is an employee of the Company/Group and was employed at any time during the 6 months prior to the Cessation Date whether or not such person would commit a breach of contract by leaving his employment with the Company/that Group Company (provided that this clause shall not relate to any person employed or engaged in a purely clerical, administrative or secretarial capacity)

18.3.3	for so long as he is a director or employee of the Company or any other Group Company and for a period of 24 months from the Cessation Date in competition with the Company/Group approach, canvass solicit or otherwise endeavour to entice away from the Company or any other Group Company (or assist another person in competition with the Company/Group to approach canvass solicit or otherwise endeavour to entice away from the Company or any other Group Company) the custom of any person who at any time during the 12 months prior to the Cessation Date shall have been a customer or supplier of the Company/Group and with whom the Director shall have personally had dealings; or

18.3.4	for so long as he is a director or employee of the Company or any other Group Company and for a period of 24 months from the Cessation Date use his knowledge of or influence over any person who at any time during the 12 months prior to the Cessation Date shall have been a customer or supplier of the Company/Group (and with whom the Director shall have personally had dealings) to or for his own benefit or the benefit of any other person carrying on business in competition with the Business or otherwise use his knowledge of or influence over any such customer or supplier to the detriment of the Company or any other Group Company;

18.3.5	for a period of 24 months from the Cessation Date solicit, interfere with, tender for or endeavour to entice away from the Company or any Group Company any contract, project or piece of work, or the renewal of any of them, carried on by the Company or any Group Company which is current and in progress at the Cessation Date or which is in the process of negotiation at that date and in respect of which the Director had a material involvement

18.4	None of the restrictions contained in clause 18 shall prohibit any activities by the Director which are not in direct or indirect competition with any business being carried on by the Company or any other Group Company at the Cessation Date

18.5	Nothing in clause 18 shall preclude the Director from having an interest in investments which are for the time being dealt in on any recognised investment exchange as defined in Section 207 of the Financial Services Act 1986 where the Director (together with his spouse, children, parents and parents’ other issue) neither holds nor is beneficially interested in more than a total of 3 per cent of those investments in issue

18.6	At no time after the Cessation Date shall the Director directly or indirectly represent himself as being interested in or employed by or in any way connected with the Company or any other Group Company, other than as a former employee of the Company

18.7	If the Company gives notice to the Director to terminate his employment under clause 3.1 and the Company requires the Director to serve his notice period but not to perform his duties pursuant to clauses 4.6 and 4.7 (“Garden Leave”) then any time spent on Garden Leave shall be deducted from the periods specified in clause 18.3

18.8	The Director agrees that, having regard to all the circumstances, the restrictions contained in this clause are reasonable and necessary for the protection of the legitimate business interests of the Company/Group and that they do not bear harshly upon him and the parties agree that:-

18.8.1	each restriction shall be read and construed independently of the other restrictions in this clause so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions shall not be affected, and

18.8.2	if any restriction is found to be void but would be valid and enforceable if some part of it were deleted or its duration, area of application or range of prohibited activities were reduced, that restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable

18.9	In the event that the Director receives an offer of employment or request to provide services either during the Employment or during the currency of the restrictive periods set out in clause 18.3 the Director shall provide immediately to such person, company or other entity making such an offer or request a full and accurate copy of this Agreement signed by both parties together with any subsequent letter or document varying the terms of this Agreement

19.	TERMINATION

19.1	Notwithstanding any other provisions of this Agreement, in any of the following circumstances the Company may terminate the Employment immediately by serving notice on the Director to that effect. In such event the Director shall not be entitled to any further payment from the Company except such sums as shall have accrued due at that time. The circumstances are if the Director:-

19.1.1	commits any serious breach of this Agreement or any act of gross misconduct or any serious neglect in the discharge of his duties or otherwise fails to faithfully and diligently perform and exercise such powers as may from time to time be lawfully assigned to him by the Board;

19.1.2	repeats or continues (after warning) any breach of this Agreement;

19.1.3	commits any act of fraud, dishonesty or conduct tending to bring himself or the Company or any Group Company into disrepute;

19.1.4	commits any act of bankruptcy or takes advantage of any statute for the time being in force offering relief for insolvent debtors;

19.1.5	is or becomes of unsound mind or is or becomes a patient for any purpose of any enactment relating to mental health;

19.1.6	is convicted of any criminal offence (other than minor offences under the Road Traffic Acts or the Road Safety Acts for which a fine or non-custodial penalty is imposed), which might reasonably be thought to bring himself or the Company or any Group Company into disrepute;

19.1.7	is disqualified from holding office in the Company or any Group Company or another company because of wrongful trading under the Insolvency Act 1986 or the Company Directors Disqualification Act 1986;

19.1.8	ceases to be eligible to work in the United Kingdom in accordance with section 8 of the Asylum and Immigration Act 1996;

19.1.9	refuses (without reasonable cause) to accept employment on the terms and in the circumstances specified in clauses 21.1 21.2; or

19.1.10	resigns as or otherwise ceases to be a director of the Company, otherwise than at the Company's request

19.2	If at any time the Director is prevented by illness, accident or other incapacity from performing his duties properly for a period or periods totalling at least 130 business days in any period of 12 consecutive calendar months then the Company may terminate his employment by giving him no less than 1 months’ notice to that effect

20.	EFFECT OF TERMINATION

20.1	Upon the termination of this Agreement, for whatever reason, the Director shall:-

20.1.1	resign without claim for compensation from all positions held by him in the Company or in any other Group Company but without prejudice to any claim he may have against the Company for breach of contract or under the ERA;

20.1.2	execute the appropriate form of transfer of any shares held by him as nominee for the Company or for any other Group Company in favour of such other person as that company shall require;

20.1.3	execute any bank mandate, letter or other document required to sever his connection with the Company or with any other Group Company; and

20.1.4	deliver to the Company or to its authorised representative all documents and any other property of whatever nature and wherever situated belonging to the Company or any other Group Company and in his possession or under his control. Such property includes, without limitation company car, keys, books, correspondence, lists of customers, notes, memoranda, plans, calculations, forecasts, drawings, computer programmes, passwords, information stored on computer and other documents made or compiled by, or delivered to, the Director during the Employment, including all copies, and which relate in any way to the business, finances or affairs of the Company or of any other Group Company. The Director acknowledges that all property and rights in the documents and property belong to and remain with the Company or any other Group Company as the case may be

20.2	In order to secure the performance of his obligations under clauses 20.1.1 to 20.1.3, the Director irrevocably authorises the Company to appoint some person on his behalf to sign and deliver any document and do any thing considered requisite by the Company

20.3	The Director hereby agrees that following the termination of this Agreement for whatever reason he shall not have any claim against the Company in respect of any rights he may have acquired under any Inland Revenue approved or non-approved share option scheme or share scheme operated by the Company or by any other Group Company

21.	AMALGAMATION, RECONSTRUCTION, TRANSFER AND CHANGE OF DIRECTOR

21.1	If the Company is wound up for the purposes of reconstruction or amalgamation the Director shall not as a result or by reason of any termination of the Employment or the redefinition of his duties within the Company or the Group arising or resulting or from any reorganisation of the Group have any claim against the Company for damages for termination of the Employment or otherwise so long as he shall be offered employment with any concern or undertaking resulting from such reconstruction or amalgamation on terms and conditions no less favourable to the Executive than the terms contained in this Agreement

21.2	If the Director shall at any time have been offered but shall have unreasonably refused or failed to agree to the transfer of this Agreement by way of novation to a company which has acquired or agreed to acquire the whole or substantially the whole of the undertaking and assets or not less than fifty per cent of the equity share capital of the Company the Director shall have no claim against the Company by reason of the termination of the Employment by the Company on one month’s notice to the Director given within one month of such offer

21.3	The appointment of the Director as a director of the Company or any Group Company does not amount to a term of employment and the Company reserves the right to remove any such directorship at any time for any reason. Where the Company exercises this right, this shall not amount to a breach of this agreement and shall not give rise to a claim for damages or compensation

22.	INTELLECTUAL PROPERTY

22.1	The provisions of the schedule shall have effect

22.2	The Company has no liability to account to the Director for any revenue or profit derived or resulting from any invention belonging to the Company or any Group Company but this does not prejudice any of the Director’s rights under section 40 of the Patents Act 1977

23.	NOTICES

23.1	Any notice under this Agreement shall be in writing signed by or on behalf of the party giving it

23.2	Any such notice may be served by personal delivery, or by sending it by telex or facsimile transmission or by prepaid first class letter through the post, to:-

23.2.1	in the case of the Company, its registered office for the time being; and

23.2.2	in the case of the Director, his address specified in this Agreement or such other address as he may notify to the Company in accordance with this Agreement

23.3	Any such notice shall (unless the contrary is proved) be deemed to have been served if by delivery, when delivered, if by telex or facsimile transmission, when despatched and if by first class post, on the day on which in the ordinary course of post it would be delivered. In proving such service it shall be sufficient to prove, where appropriate, that the notice was properly addressed and posted, or that the telex or facsimile transmission was despatched

24.	DATA PROTECTION

24.1	The Director’s personal data will be held by the Company in its manual and automated filing systems. The Director consents to the processing and disclosure of such data both inside and, where necessary, outside the European Economic Area in order for the appointment to be performed and this Agreement to be fulfilled, for decisions to be made regarding the Director’s employment or continued employment, for obtaining or carrying out work from or for customers or potential customers, or for the purpose of any potential sale of over 50% of the shares of the Company or any Holding Company of the Company or other change of control or any potential transfer of the Director’s employment under the Transfer of Undertaking (Protection of Employment) Regulations 1981. Disclosure may include, in the case of sale, change of control or transfer, disclosure to the potential purchaser or investor and their advisors and, in the case of obtaining or carrying out work, disclosure to customers or potential customers

24.2	The Director consents to the Company processing sensitive data including medical information for the purpose of the performance of the Director’s employment and fulfilment of this agreement and determining the Director’s fitness to carry out duties on behalf of the Group. The Director further consents to the Company processing data regarding sex, status, race, ethnic origin, religion, sexual orientation or disability for the purpose of monitoring to ensure equality of opportunity within the Company. The Director consents to the Company holding and processing his personal data for administrative and management purposes and “sensitive personal data” (as defined in the Data Protection Act 1998)

24.3	The Company may make any such data available to advisers, those who provide products and/or services to the Company (such as payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which the Director works

24.4	The Director shall use all reasonable endeavours to keep the Company informed of any changes to his personal data

24.5	The Director acknowledges that in the course of the Employment he shall have access to personal and sensitive data relating to other employees and he agrees to comply with the Company’s Data Protection Policy at all times

25.	GENERAL

25.1	This Agreement is in substitution for all previous contracts of service (whether written or oral) between the Director and the Company or any other Group Company, which shall be deemed to have been terminated by mutual consent as from the Commencement Date and the Director shall have no further right against the Company or any other Group Company in respect of any such contract

25.2	The Director acknowledges that the provisions of clauses 16, 17, 18 and 22 shall constitute separate undertakings given for the benefit of each Group Company and may be enforced by any of them

25.3	The expiration or termination of this Agreement for whatever reason and whether or not in breach of contract shall not prejudice any claim which either party may have against the other in respect of any pre-existing breach of or contravention of or non-compliance with any provision of this Agreement nor shall it prejudice the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to or has the effect of coming into or continuing in force on or after such expiration or termination

25.4	There are no collective agreements which directly affect the terms and conditions of the Director's employment

25.5	This Agreement constitutes the written statement of the terms of employment of the Director provided in compliance with part I of the ERA

25.6	This Agreement shall be governed by and construed in accordance with the laws of England and Wales for the time being in force and the parties agree to submit to the exclusive jurisdiction of the English Courts

25.7	The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement and no person shall have any rights under it.

IN     WITNESS whereof the parties have executed this Agreement as a deed the day and year first before written

SCHEDULE

INTELLECTUAL PROPERTY

1.	In this schedule, unless the context requires otherwise, “intellectual property” means intellectual property rights of any description in any country (whether written, registered or registrable or not) including letters patent, trade marks, service marks and registered designs (and all applications and rights to apply for registration of any of them in any country) design rights, logos, devices, trading names, copyrights, utility models, business names, know-how, inventions, discoveries, improvements, designs, processes and techniques, trade secrets and confidential information and rights under any agreements to use any of the same

2.	If the Director (whether alone or with others) shall at any time during the Employment make an invention (whether or not patentable) within the meaning of the Patents Act 1977 (an “Invention”) relating to or capable of being used in the business of the Company [or any Group Company] he shall promptly disclose to the Company full details thereof to enable the Company to assess the Invention and to determine whether under the applicable law the Invention is the property of the Company

3.	Subject to sections 39 to 42 Patents Act 1977, if any Invention belongs to the Company the Director shall consider himself as a trustee for the Company in relation to each such Invention and shall, at the request and expense of the Company, execute all instruments and do all things necessary to vest all right, title and interest in any such Invention in the Company or its nominee absolutely as legal and beneficial owner and to secure and preserve full patent or other appropriate forms of protection for such Invention in any part of the world

4.	If any Invention does not belong to the Company, the Company may acquire for itself or its nominee the Director’s rights in that Invention within 3 months after disclosure pursuant to paragraph 1 above on fair and reasonable terms to be agreed, or in default of agreement at a price to be determined by a single expert to be nominated by agreement or at the request of either the Company or the Director, by the President for the time being of the Chartered Institute of Patent Agents, such acquisition to be completed within 1 month of the determination of the price

5.	If the Director (whether alone or with others) shall at any time during the Employment create or make any discovery, design or other work (whether registrable or not and whether or not a copyright work), which is not an Invention nor made or created by the Director and wholly unconnected with the employment of the Director (“Works”), the Director shall forthwith disclose to the Company full details thereof and shall consider himself a trustee for the Company in relation to all such Works. The Director shall at the request and expense of the Company execute all instruments and do all things necessary to vest all right, title and interest in and to any such Works in the Company or its nominee absolutely as legal and beneficial owner

6.	In consideration of the Company entering into this Agreement the Director hereby assigns to the Company by way of assignment of future copyright the copyright, design and other proprietary rights (if any) for the full term thereof throughout the world in respect of all copyright works created or made by the Director during the Employment, save for those copyright works created or made by the Director and wholly unconnected with the employment of the Director

7.	If the Director (whether alone or with others) shall at any time during the period of the Employment generate any idea, method or information relating to the business, finances or affairs of the Company or capable of use by the Company which is not an Invention or Works (“Information”) he shall promptly disclose to the Company full details of the Information and the Director acknowledges such Information belongs to the Company

8.	The Director shall not except, as provided in this schedule or as may be necessary in the course of his employment, disclose or make use of any Invention, Works or Information, which belongs to the Company unless and until the Company’s right under paragraph 4 above shall have expired

9.	The Director shall give notice in writing to the Company promptly on becoming aware of any infringement or suspected infringement of any intellectual property right in any Invention, Works or Information

10.	The Director shall not do or fail to do any act which would or might prejudice the rights of the Company under this schedule 11. Rights and obligations under this schedule shall continue in force after the termination of this Agreement in respect of each Invention, Works and Information and shall be binding upon the representatives of the Director

12.	The Director hereby irrevocably waives any rights the Director may have under Chapter IV (moral rights) of Part I of the Copyright, Designs and Patents Act 1988 and any corresponding foreign rights in respect of all Works

13.	The Director hereby irrevocably appoints the Company to be his Attorney in his name and on his behalf to execute any such instrument or do anything as may be desirable and generally to use his name for the purposes of giving to the Company (or its nominee) the full benefit of the provisions of this schedule or of the Company’s entitlement under statute and in favour of any third party a certificate in writing signed by any Director or the Secretary of the Company that any Instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case

EXCUTED AS A DEED      )
by the Company                  )
acting by:-                            )

                                        Director

                                        Director/Secretary

EXCUTED AS A DEED      )
by the Director in the;         )
presnece of:-                         )

Signature of Witness:
Name:
Address:

Occupation: